EXHIBIT 5.1

BRUCE J. RUSHALL EILEEN L. McGEEVER LUCI M. MONTGOMERY	RUSHALL & McGEEVER A PROFESSIONAL LAW CORPORATION 6100 INNOVATION WAY CARLSBAD, CALIFORNIA 92009	TELEPHONE: (760) 438-6855 FACSIMILE: (760) 438-3026 E-MAIL: rm@rushallmcgeever.com

January 11, 2012

NetREIT, Inc.
1282 Pacific Oaks Place
Escondido, CA 92029

Re:	Registration Statement on Form S-3 for the Registration of 1,500,000 Shares of Common Stock of NetREIT, Inc. for its Dividend Reinvestment

Ladies and Gentlemen:

We have served as legal counsel in connection with the preparation of the Registration Statement of your company, NetREIT, Inc., on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an aggregate of 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, to be offered and purchased pursuant to the Company’s Dividend Reinvestment Plan (the “Plan”) by persons who have elected to participate in the Plan (“Participants”).

In connection with the preparation of this opinion, we have examined the Registration Statement and documentation relating to the Plan and such other documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures (other than signatures of officers of the Company).

Based on such examination, in our opinion, the Shares to be offered to and purchased by Participants in the Plan pursuant to the Registration Statement have been duly authorized and are, or when paid for in accordance with the terms of the Plan will be, validly issued, fully paid and nonassessable.

We are members of the Bar of the State of California and, accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning, nor do we express any opinion herein concerning, any laws other than the federal law of the United States and the General Corporation Law of the State of Maryland.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.

This opinion is intended solely for use in connection with the offer and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

RUSHALL & McGEEVER

/s/Bruce J. Rushall
By: Bruce J. Rushall, Esq.
For the Firm

BJR/cak